State of Delaware
Secretary of State
Division of Corporations
Delivered 02:03 PM 03/05/2021
FILED 02:03 PM 03/05/2021
SR 20210814488 - File Number 5395887

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

First: The name of this Corporation is VECTOR 21 HOLDINGS, INC.

Second: Its registered office in the State of Delaware is to be located at 1201 Orange St., Suite 600, One Commerce Center in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is Agents and Corporations, in County of New Castle.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of common shares of stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) $0.0001 par value per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name: Michael A Littman
Mailing Address 10045 W. 73rd Pl.
Arvada, CO Zip Code 80005

I, The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 8th day of February, A.D. 2021.

BY: ______________________
Incorporator

NAME: Michael A. Littman